    Premiere Required To Account For Xpedite Merger as Purchase, Not Pooling

ATLANTA, February 17,1999 - Premiere Technologies, Inc. (NASDAQ: PTEK; www.premtec.com) ("Premiere" or the "Company") announced that as a result of the conclusion of discussions with the Office of the Chief Accountant of the Securities and Exchange Commission (the "SEC" or the "Commission"), Premiere is required to discontinue accounting for its February 1998 acquisition of Xpedite Systems, Inc. ("Xpedite") as a pooling-of-interests and instead will be required to account for the acquisition under the purchase method of accounting. Premiere understands that the Office of the Chief Accountant of the SEC has determined that Premiere's post-merger share repurchase program completed in September 1998 was not implemented in accordance with the pooling limitations. No question was raised concerning the propriety of the original accounting of the Xpedite merger.

Harvey A. Wagner, Premiere's Executive Vice President, Finance and Administration and Chief Financial Officer, said: "We are surprised and disappointed by the position of the Office of the Chief Accountant. We believe that the Company's formulation and implementation of the share repurchase program complies with the pooling rules. The board of directors of Premiere authorized management to repurchase shares of Premiere stock up to the maximum allowable under the pooling rules. The inadvertent repurchase represents an immaterial number of shares, only about three-thousandths of one percent of a total of 45,786,434 outstanding shares. Those shares represented a value at that time of less than $10,000. Once we became aware of the inadvertent repurchase, we sold shares to cure the oversight. We believe that the underlying value of our Company is not affected by this action, as there will be no impact on cash flow but merely on reported non-cash earnings. It is our hope that our shareholders recognize this important element."

Premiere completed the acquisition of Xpedite on February 27, 1998, in a transaction, valued at approximately $450 million, under which each share of Xpedite common stock was exchanged for 1.165 shares of Premiere common stock.
In connection with the Xpedite merger, 10,988,896 shares of Premiere common stock were issued and Premiere paid cash for approximately 53 fractional shares. On October 29, 1998, the Company announced that it had voluntarily initiated discussions with the SEC concerning the impact of the Company's post-merger stock repurchase program announced in May 1998 and completed in September 1998, on the continued accounting for the merger with Xpedite as a pooling-of-interests. At that time, Premiere announced that it believed that pooling-of-interests accounting remained the appropriate accounting treatment for the merger. Premiere indicated, however, that if it were finally determined that the Company must account for the merger under the purchase method, material effects on its future operating results, attributed to increased amortization expense, would result, and that the Company might be required to republish its results of operations and amend its periodic and other filings with the SEC to reflect any adjustments related to the transaction. By accounting for the acquisition of Xpedite under the purchase method, the Company would have to amortize intangible assets estimated at between $350 million and $375 million, and republish certain of the Company's previously filed financial statements reflecting the Xpedite merger as a purchase.

As a result of the Company's discussions with the Office of the Chief Accountant of the SEC, Premiere understands that the Chief Accountant's view is that the Company formulated a share repurchase program that did not meet the requirements of the pooling rules and that the Company repurchased a number of shares that exceeded the maximum permitted under the pooling rules. In May 1998, the board of directors of Premiere authorized management to implement a share repurchase program. In September 1998, following the six-month anniversary of the Xpedite merger, Premiere inadvertently purchased approximately 1,400 shares beyond the established limits of the announced buy-back program. After the discovery of the inadvertent repurchase, the Company sold shares to cure the inadvertent repurchase and initiated discussions in October 1998 with the Office of the Chief Accountant of the SEC. Over the course of the program, 1.1 million shares were purchased (including the approximate 1,400 shares that the Company inadvertently purchased). Premiere understands that the SEC's position is that the board action did not appropriately take into account the adjustments required for the approximately 53 fractional shares acquired for cash in the Xpedite merger, and that the inadvertent purchase cannot be cured. The Company continues to believe that the post-merger share repurchase program complied with all published SEC guidelines and neither the original formulation of the share repurchase program nor the inadvertent repurchase of an immaterial number of shares outside of the six-month period following the Xpedite merger, should invalidate the pooling-ofinterests treatment. Prior to receiving today's SEC determination, the Company's independent auditors concurred with the Company's conclusion.

Given this development, the Company does not expect to be releasing its fourth quarter and fiscal year-end earnings performance until mid-March, after the Company works with its independent auditors to republish its previously filed financials on file with the SEC.

Atlanta-based Premiere Technologies, Inc. is a leading provider of the integrated communications solutions that individuals and businesses rely on every day. The Company does this by integrating the Internet with voice mail, fax, e-mail, conference calling and mobile communications. Premiere is the first single-source provider and integrator of all these communications services through both the Internet and the telephone. The Company was founded in 1991 and has operations in approximately 30 countries.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the `safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Premiere's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in

Premiere's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and its Quarterly Reports on Form 10-Q and subsequent filings filed with the Securities and Exchange Commission.


                                       3